Exhibit 10.4

[FORM OF FIVE YEAR INSTALLMENT VESTING]

HCP, INC.
2006 PERFORMANCE INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

[                            ], Grantee:

As of the [            ] day of [               20    ] (the “Grant Date”), HCP, Inc., a Maryland corporation (the “Company”), pursuant to the HCP, Inc. 2006 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), has granted to you, the Grantee named above, [              ] performance restricted stock units (the “Units”) with respect to [            ] shares of Common Stock on the terms and conditions set forth in this Performance Restricted Stock Unit Agreement (this “Agreement”) and the Plan.  The Units are subject to adjustment as provided in Section 7.1 of the Plan.  Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.  The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is the administrator of the Plan for purposes of your Units.

I.                                         Forfeiture of Units.

(a)                                  Forfeiture Based Upon Company Performance.  Your Units will be paid only to the extent your Units are not forfeited pursuant to this Section I and only to the extent such non-forfeited Units vest pursuant to this Section I or Section II below.  Your Units are subject to forfeiture if the Company’s Funds From Operations Per Share for the [20    ] calendar year (the “Performance Period”) is less than [$      ].  If the Company’s Funds From Operations Per Share for the Performance Period is less than [$      ], the aggregate percentage of Units that you will forfeit will be determined in accordance with Exhibit A hereto.  For purposes of this Agreement, “Funds From Operations Per Share” means the Company’s funds from operations per share during the Performance Period, as prescribed by the National Association of Real Estate Investment Trusts (“NAREIT”) as in effect on the first day of the Performance Period, and shall be calculated on a fully diluted basis using the weighted average of diluted shares of Common Stock outstanding during the Performance Period.  Funds From Operations Per Share shall be subject to adjustment as expressly provided by the Committee at the time it approves the grant of the Units.  The determination as to whether the Company has attained the performance goals with respect to the Performance Period shall be made by the Committee acting in good faith.  The Committee’s determination regarding whether the Company has attained the performance goals (the “Committee Determination”) shall be made no later than the March 15 following the end of the Performance Period.  Your Units shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination, as required by Section 162(m) of the Code and the regulations promulgated thereunder.  Any Units forfeited pursuant to this Section I(a) shall be deemed to have been forfeited as of the last day of the Performance Period.

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(b)           Termination due to Retirement during the Performance Period.  Your Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) upon completion of the Performance Period if, prior to the completion of the Performance Period, your employment with the Company is terminated as a result of your Retirement.  In the event of any such termination during the Performance Period, any Units not forfeited pursuant to subsection (a) shall fully vest as of the date of the Committee Determination.  As used in this Agreement, “Retirement” means a termination of your employment with the Company or any of its Subsidiaries after you have either (i) attained age 65 and completed at least five (5) years of service as an employee of the Company or any of its Subsidiaries or as a member of the Board or (ii) attained age 60 and completed at least fifteen (15) years of service as an employee of the Company or any of its Subsidiaries or as a member of the Board.

(c)                                  Change in Control Event during the Performance Period.

(i)                                     Your Units will remain outstanding during the remainder of the Performance Period and will be subject to forfeiture in the manner set forth in subsection (a) in the event of a Change in Control Event occurring during the Performance Period.   In such event, any Units not forfeited pursuant to subsection (a) shall fully vest as of the date of the Committee Determination; provided, however, that except as otherwise provided in any change in control or other agreement with the Company, your Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control Event, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted.  The determination of comparability of rights shall be made by the Committee in good faith.  The Committee may adopt provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control Event.

(ii)                                  Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, take action to fully vest your Units immediately prior to, and subject to the consummation of, a Change in Control Event occurring during the Performance Period.  Any Units that become vested in accordance with this subsection (c)(ii) shall not be subject to forfeiture in the manner set forth in subsection (a).

(d)                                 Forfeiture of Units Upon Certain Terminations of Employment.  If at any time during the Performance Period, your employment with the Company is terminated (i) by the Company, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, all of your Units shall be automatically forfeited and cancelled in full effective as of such termination of employment and this Agreement shall be null and void and of no further force and effect.

II.                                     Vesting.

(a)                                  Vesting of Non-Forfeited Units.  You will have no further rights with respect to any Units that are forfeited in accordance with Section I.  Subject to the terms and conditions of this Agreement, your Units that (i) are not forfeited in accordance with Section I and (ii) do not otherwise vest in accordance with Section I, if any, shall vest in accordance with the following schedule, subject to your continuous service to the Company until the applicable vesting date.  (Vesting amounts pursuant to the following schedule are cumulative.)

Tranche	Percentage of Non Forfeited Units that Vest	Vesting Date
1	20%	1st Anniversary of Grant Date
2	20%	2nd Anniversary of Grant Date
3	20%	3rd Anniversary of Grant Date
4	20%	4th Anniversary of Grant Date
5	20%	5th Anniversary of Grant Date

The vesting schedule requires continued employment through each applicable Vesting Date as a condition to vesting of the applicable Tranche and the corresponding rights and benefits under this Agreement.  Unless otherwise expressly provided herein with respect to accelerated vesting of the Units under certain circumstances, employment for only a portion of a vesting period, even if a substantial portion, will not entitle you to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in this Agreement.

(b)                                 Termination for Death or Disability.  If at any time during the Performance Period or following the completion of the Performance Period, your employment with the Company is terminated as a result of your death or Disability, your Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment.  For the avoidance of doubt, any Units that become vested in accordance with this subsection (b) during the Performance Period shall not be subject to the forfeiture provisions of Section I(a).

(c)                                  Termination by Reason of Retirement Following the Performance Period.  If at any time following the completion of the Performance Period, your employment with the Company is terminated as a result of your Retirement, your Units (to the extent not previously forfeited and otherwise unvested) shall fully vest immediately upon such termination of employment.

(d)                                 No Acceleration or Vesting Upon Other Terminations.  If at any time following the completion of the Performance Period, your employment with the Company is terminated (i) by the Company, or (ii) by you, excluding any termination by reason of your Retirement, death or Disability, any of your Units that remain outstanding and otherwise unvested at the time of such termination of employment shall be automatically forfeited and cancelled in full effective as of such termination of employment.

III.                                 Change in Control Event Following the Performance Period.  In the event of a Change in Control Event at any time following the completion of the Performance Period, your Units ( to the extent not previously forfeited and otherwise unvested) shall vest immediately prior to the effective date of the Change in Control Event; provided, however, that except as otherwise provided in any change in control or other agreement with the Company, your Units shall not be so vested if and to the extent the Units are, in connection with the Change in Control Event, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof), in each case appropriately adjusted.  The determination of comparability of rights shall be made by the Committee in good faith.  The Committee may adopt provisions to ensure that any such acceleration shall be conditioned upon the consummation of the contemplated Change in Control Event.

IV.                                 Timing and Form of Payment.

(a)                                  Distribution Date.  Except as otherwise provided in Section IV(b), the distribution date (the “Distribution Date”) for your Units that become vested pursuant to this Agreement will be the scheduled Vesting Date of such Units as set forth in Section II(a) hereof; provided, however, that in the event that the vesting of your Units is accelerated in connection with your Retirement, death or Disability, the Distribution Date of such accelerated Units will be the earlier of (i) subject to Section XV, your Separation from Service and (ii) the scheduled Vesting Date of such Units as set forth in Section II(a) hereof; and provided, further, that in no event shall the Distribution Date occur earlier than the date of the Committee Determination.  Distribution of your vested Units will be made by the Company in shares of Common Stock (on a one-to-one basis) on or as soon as practicable after the Distribution Date with respect to such vested Units, but in no event later than two and one-half (2 ½) months after the Distribution Date.  You will have no right to distribution of any of your Units that do not vest in accordance with the provisions hereof.  Once a vested Unit has been paid pursuant to this Agreement, you will have no further rights with respect to that Unit.  For purposes of this Agreement, “Separation from Service” means a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (i.e. generally a termination of your employment with the Company or a Subsidiary).

(b)                                 Distribution Elections.  Notwithstanding Section IV(a), you may, on or before the Grant Date and in all cases at a time that complies with the initial deferral election requirements of Section 409A of the Code, make an election (a “Distribution Election”) to (A) defer your Distribution Date with respect to some or all of your vested Units and/or (B) have your vested Units distributed to you in annual installments as provided in Section IV(c), provided that such election complies with this Section IV.  You may change your Distribution Election with respect to each Tranche (set forth in Section II(a) above) up to three times without the approval of the Committee, provided such Distribution Election is made in a timely manner.  Any changes to your Distribution Election with respect to a Tranche in addition to the three provided in the preceding sentence may only be made with the approval of the Committee, in its sole discretion.  In order for a change in your existing Distribution Election to be valid, it must be made at least one year prior to the then-existing Distribution Date with respect to the Units subject to such Distribution Election change, the new Distribution Date must be at least five years after the then-existing Distribution Date with respect to such Units, and the election must otherwise be consistent with the “subsequent election” rules of Section 409A(a)(4)(C) of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  Your Distribution Date with respect to any portion of your Units may not be prior to the earlier of the Vesting Date for such vested Units or the date of the Committee Determination.  Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit B hereto.

(c)                                  Form of Distribution.  Unless you elect otherwise on or before the Grant Date, distribution of your vested Units with respect to any Tranche will be made in a lump sum following your Distribution Date (as determined under the foregoing provisions of this Section IV).  You may, however, elect to have vested Units with respect to any Tranche distributed in the form of two or more annual installments over a fixed number of years, provided that each installment payment must be for a minimum of 1,000 shares of Common Stock.  If you elect to have some or all of your vested Units underlying a Tranche distributed in annual installments commencing upon your Separation from Service or death, the first installment will be paid on or within 90 days after the Distribution Date with respect to such Tranche and subsequent installments will be paid on or within 90 days after each of the anniversaries of the Distribution Date with respect to such Tranche during your elected installment period with each payment date during such time period within the Company’s sole discretion.  If you elect to have some or all of your vested Units underlying a Tranche distributed in annual installments commencing upon a selected date, the first installment will be paid on or as soon as practicable after, but in all events within the same calendar year as, the Distribution Date with respect to such Tranche and subsequent installments will be paid on or as soon as practicable after, but in all events within the same calendar year as, each of the anniversaries of the Distribution Date with respect to such Tranche during your elected installment period with each payment date during such time period within the Company’s sole discretion.  You may change an election you make pursuant to this Section IV(c) (or you may make an initial election in the event that you did not elect a form of payment at the time of your award and, accordingly, your Units were subject to the lump sum default payment rule) by filing a new written election with the Committee; provided that you must also elect a later Distribution Date pursuant to Section IV(b) as to any Units that are subject to such election and in no event may such an election result in an acceleration of distributions within the meaning of Section 409A of the Code so as to prevent application of the penalty and interest provisions of Section 409A(a)(1)(B) of the Code.  Distribution Elections may only be made by delivering a written election to the Company care of its General Counsel in the form attached as Exhibit B hereto.

(d)                                 Hardship Distribution.  If you experience an Unforeseeable Emergency (as defined below) you may elect to receive immediate distribution of some or all or your vested Units upon such Unforeseeable Emergency.  Distribution upon an Unforeseeable Emergency shall be made no later than thirty (30) days following written notice to the Company care of its General Counsel of the Unforeseeable Emergency.  For purposes of this Agreement, an “Unforeseeable Emergency” shall mean a severe financial hardship resulting from (i) an illness or accident of you, your spouse, or your dependent (as defined in Section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)), (ii) loss of your property due to casualty, or (iii) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond your control, all as reasonably determined by the Committee in good faith.  No distribution shall be made in respect of an Unforeseeable Emergency unless such Unforeseeable Emergency is not otherwise relievable by liquidation of your assets (to the extent such liquidation would not itself cause a severe financial hardship) or through reimbursement or compensation by insurance or otherwise.  Any distribution of your vested Units as a result of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to relieve the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

(e)                                  Change in Control.  Notwithstanding the foregoing provisions of this Section IV, the Administrator may provide for payment of your vested Units in accordance with the requirements of Treasury Regulation 1.409A-3(j)(4)(ix)(A), (B) or (C) promulgated under Section 409A of the Code (or any similar successor provision), which regulation generally provides that a deferred compensation arrangement may be terminated in limited circumstances following a dissolution or change in control of the Company.

V.                                     Dividend Equivalent Rights.  During such time as each Unit remains outstanding and prior to the distribution of such Unit in accordance with Section IV, you will have the right to receive, with respect to such Unit, an amount equal to the amount of any cash dividend paid on a share of Common Stock (a “Dividend Equivalent Right”); provided, however, that any Dividend Equivalent Right credited with respect to an outstanding Unit (including, without limitation, any dividend equivalent credited through and including the date of the Committee Determination) that is subsequently forfeited pursuant to Section I(a) hereof shall immediately terminate upon the forfeiture of such Unit, and you shall not be entitled to any payment with respect thereto.  You will have a Dividend Equivalent Right with respect to each Unit that is outstanding on the record date of such dividend.  In the case of Dividend Equivalent Rights credited with respect to an outstanding Unit that is subject to the forfeiture provisions of Section I(a) hereof on the related record date and that ultimately is not forfeited pursuant to Section I(a), the Dividend Equivalent Rights will be paid to you in cash (without interest) as soon as practicable after the Committee Determination (or, if earlier, as soon as practicable after the date such Unit vests pursuant to Section II(b)) and in all events not later than March 15 of the year that follows the Performance Period.  In the case of Dividend Equivalent Rights credited with respect to an outstanding Unit that is no longer subject to the forfeiture provisions of Section I(a) hereof on the related record date, the Dividend Equivalent Rights will be paid to you in cash (without interest) at the same time or within thirty (30) days after the related dividend is paid to stockholders of the Company.  Dividend Equivalent Rights will not be paid to you with respect to any Units that are forfeited pursuant to Sections I and II, effective as of the date such Units are forfeited.  You will have no Dividend Equivalent Rights as of the record date of any such cash dividend in respect of any Units that have been paid in Common Stock; provided that you are the record holder of such Common Stock on or before such record date.

VI.                                 Transferability.  No benefit payable under, or interest in, the Units or this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section VI shall prevent transfers of your Units to the Company or by will or by applicable laws of descent and distribution.  You may designate a beneficiary to receive distribution of your vested Units upon your death by submitting a written beneficiary designation to the Committee in the form attached hereto as Exhibit B.  You may revoke a beneficiary designation by submitting a new beneficiary designation.

VII.                             Withholding.  Subject to Section 8.1 of the Plan and such rules and procedures as the Committee may impose, upon any distribution of shares of Common Stock in respect of your Units, the Company shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that the foregoing provision shall not apply in the event that you have made other provision in advance of the date of such distribution for the satisfaction of such withholding obligations.  In the event that the Company cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of your Units, the Company (or a Subsidiary) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

VIII.                         No Contract for Employment.  This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

IX.                                Notices.  Any notices provided for in this Agreement or the Plan, including a Distribution Election, shall be given in writing and shall be deemed effectively given upon receipt if delivered by hand or, in the case of notices delivered by United States mail, five (5) days after deposit in the United States mail, postage prepaid, addressed, as applicable, to the Company or if to you, at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company.

X.                                    Plan.  This Agreement is subject to all the provisions of the Plan and their provisions are hereby made a part of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

XI.                                Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of the Units and supersedes upon its effectiveness all other prior agreements and understandings between the parties with respect to the Units.

XII.                            Amendment.  This Agreement may be amended by the Committee; provided, however that no such amendment shall, without your consent, alter, terminate, impair or adversely affect your rights under this Agreement.

XIII.                        Governing Law.  This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Maryland, without regard to conflicts of law provisions thereof.

XIV.                        Tax Consequences.  You may be subject to adverse tax consequences as a result of the issuance, vesting and/or distribution of your Units and the payment of your Dividend Equivalent Rights.  YOU ARE ENCOURAGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR UNITS AND SUBSEQUENT DISTRIBUTION OF COMMON STOCK AND THE TAX CONSEQUENCES OF YOUR DIVIDEND EQUIVALENT RIGHTS.

XV.                            Construction.  It is intended that the terms of the grant of the Units will not result in the imposition of any tax liability pursuant to Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with that intent.  Notwithstanding anything to the contrary contained in this Agreement or the Plan, in the event that (i) the Distribution Date (as determined under Section IV) of any of your vested Units is the date of your Separation from Service and (ii) you are at the time of such Separation from Service a “specified employee” (within the meaning of Section 409A of the Code), the Distribution Date of such vested Units shall be the earlier of the date that is six (6) months after your Separation from Service or the date of your death, provided that this sentence shall only apply if and to the extent required to avoid the imputation of any tax, penalty or interest under Section 409A.

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Very truly yours,

HCP, INC.

By:
Name:
Title:

Accepted and Agreed,
effective as of the date first written above.

By:
Name:	[ ]

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